Code of Ethics
for the Nonmanagement Board Members
of the Dreyfus Family of Funds

Introduction

The Bank of New York Mellon Corporation (“BNY Mellon”) Personal Securities Trading Policy (the “Policy”) is designed to reinforce the reputation for integrity of The Dreyfus Corporation (“Dreyfus”), MBSC Securities Corporation (“MBSC”) and their affiliates by avoiding even the appearance of impropriety in the conduct of their businesses. The Policy constitutes the code of ethics of Dreyfus, MBSC and of the investment companies in the Dreyfus Family of Funds (each, a “Fund”) pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable to their respective access persons who are officers or employees of Dreyfus, MBSC or their affiliates.

This Code of Ethics (the “Code”) has been prepared specifically for Board members of the Funds who are not officers or employees of Dreyfus, MBSC or any of their affiliates (“Nonmanagement Board Members”), and constitutes the Funds’ code of ethics pursuant to Rule 17j-1 under the 1940 Act applicable to such individuals.

Nonmanagement Board Member

You are considered to be a Nonmanagement Board Member if you are a director or trustee of any Fund who is not also an officer or employee of Dreyfus, MBSC or any of their affiliates.

Independent Board Member

The term “Independent Board Member” means those Nonmanagement Board Members who are not deemed “interested persons” (as defined by the 1940 Act) of their Fund(s).

Statement of General Principles

The general principles and procedures which guide the activities of all Nonmanagement Board Members are augmented by this Code, which is based upon the fundamental recognition that Nonmanagement Board Members owe a fiduciary duty to each Fund of which they are Board members and to that Fund’s shareholders. At all times and in all matters, Nonmanagement Board Members shall place the interests of their Funds before their personal interests. In the case of personal securities transactions, the fundamental standard to be followed is that Nonmanagement Board Members shall not take inappropriate advantage of their positions as Board members of a Fund.

All personal securities transactions by Nonmanagement Board Members shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the Nonmanagement Board Member’s position of trust and responsibility. While this Code is designed to address both identified conflicts and potential conflicts, it cannot define all conflict and potential conflict situations. In this regard, Nonmanagement Board Members should adhere not only to the letter, but also to the spirit of the policies contained in this Code.

Nonmanagement Board Members are specifically reminded that it is unlawful for any of them, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund:

  To employ any device, scheme or artifice to defraud the Fund;

  To make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

  To engage in any manipulative practice with respect to the Fund.

For purposes of this section, a security held or to be acquired by a Fund means any security which, within the most recent 15-day period, is or has been held by the Fund or is being or has been considered by the Fund for purchase.

The provisions of this Code have been instituted, in part, in an effort to ensure that Nonmanagement Board Members do not, inadvertently or otherwise, violate the proscriptions outlined above.

Standards of Conduct for Nonmanagement Board Members

Ownership of Management Company’s Securities

Independent Board Members are prohibited from having any direct or indirect beneficial interest in, or being designated as trustee, executor or guardian of any legal interest in, any security issued by BNY Mellon or any investment adviser or sub-investment adviser to a Fund for which they are Board members.

Protecting Material Nonpublic Information

Nonmanagement Board Members may receive nonpublic information about the Funds or other companies that, for various reasons, should be treated as confidential. No Nonmanagement Board Member shall divulge the current portfolio positions, pending changes of a portfolio manager, current or anticipated portfolio transactions, or programs or studies, of any Fund to anyone unless it is properly within his or her responsibilities as a Nonmanagement Board Member to do so.

Insider Trading and Tipping

Federal securities laws generally prohibit the trading of securities while in possession of “material nonpublic” information regarding the issuer of those securities (insider trading). Any person who passes along material nonpublic information upon which a trade is based (tipping) may also be liable. A Nonmanagement Board Member shall not engage in or recommend any securities transaction, for his or her own benefit or for the benefit of others, including any Fund, while in possession of material nonpublic information regarding such securities or the issuer of such securities. A Nonmanagement Board Member shall not communicate material nonpublic information to others unless it is properly within his or her responsibilities as a Nonmanagement Board Member to do so. These prohibitions remain in effect until the information has become public.

Following are guidelines to determine when information is material or nonpublic.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Obviously, information that would affect the market price of a security would be material. Examples of information that might be material include:

  a proposal or agreement for a merger, acquisition or divestiture, or for the sale or purchase of substantial assets;

  tender offers, which are often material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made;

  extraordinary dividend declarations or changes in the dividend rate;

  extraordinary borrowings or liquidity problems;

  defaults under agreements or actions by creditors, customers or suppliers relating to a company’s credit standing;

  earnings and other financial information, such as significant restatements, large or unusual write-offs, write-downs, profits or losses;

  pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits;

  a proposal or agreement concerning a financial restructuring;

  a proposal to issue or redeem securities, or a development with respect to a pending issuance or redemption of securities;

  a significant expansion or contraction of operations;

  information about major contracts or increases or decreases in orders;

  the institution of, or a development in, litigation or a regulatory proceeding;

  developments regarding a company’s senior management;

  information about a company received from a director of that company;

  information regarding a company’s possible noncompliance with environmental protection laws;

  information that is inconsistent with published information, such as regulatory reports or press releases;

  extraordinary shareholder proposals;

  information regarding major labor developments, including collective bargaining agreements;

  developments regarding pension plans or other employee benefit plans; and

  a change in a Fund’s investment objective, investment adviser, sub-adviser or portfolio manager.

This list is not exhaustive. All relevant circumstances must be considered when determining whether an item of information is material.

Information about a company is “nonpublic” if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information. Most companies announce material information through a press release, a regulatory filing and/or a posting on the company’s website. So, if the information has been determined to be material, but there is no announcement of it in any of these sources, it is likely to be nonpublic.

A Nonmanagement Board Member who obtains material nonpublic information shall not trade related securities until the Nonmanagement Board Member can refer to some public source to show that the information is generally available (that is, available from sources other than inside sources) and that enough time has passed to allow wide dissemination of the information. While information appearing in widely accessible sources — such as in newspapers or on the internet — becomes public very soon after publication, information appearing in less accessible sources — such as regulatory filings — may take up to several days to be deemed public. Similarly, highly complex information might take longer to become public than would information that is easily understood by the average investor.

Conflicts of Interest

No Nonmanagement Board Member shall recommend a securities transaction for any Fund without disclosing any interest he or she has in such securities or the issuer thereof (other than an interest in publicly traded securities where the total investment is less than or equal to $25,000), including:

  any direct or indirect ownership of any securities of such issuer;

  any contemplated transaction by the Nonmanagement Board Member in such securities;

  any position with such issuer or its affiliates; and

  any present or proposed business relationship between such issuer or its affiliates and the Nonmanagement Board Member or any party in which the Nonmanagement Board Member has an ownership interest (see “indirect ownership” in the Glossary).

Transactions in Fund Shares

No Nonmanagement Board Member shall knowingly participate in late trading, market timing or any other activity with respect to any Fund in violation of applicable law or the provisions of the Fund’s disclosure documents.

Outside Activities

No Nonmanagement Board Member shall accept any nomination to serve as a director, trustee or managing general partner of an investment company not advised by Dreyfus or its affiliates, or accept employment with or act as a consultant to any person acting as a registered investment adviser to an investment company, without the express prior approval of the Nonmanagement Board Members of the pertinent Fund(s) for which the Nonmanagement Board Member serves as a Board member. In any such circumstances, the Nonmanagement Board Member shall give management of Dreyfus advance notice of his or her request in order to allow management an opportunity to provide its input, if any, for consideration by the Nonmanagement Board Members of the relevant Fund(s).

Preclearance for Personal Securities Transactions

Nonmanagement Board Members are permitted to engage in personal securities transactions without obtaining prior approval from the Preclearance Compliance Officer (as defined in the Glossary).

Personal Securities Transaction Reports

  Independent Board Members — Any Independent Board Member who effects a securities transaction where he or she knew, or in the ordinary course of fulfilling his or her official duties as a Board member should have known, that during the 15-day period immediately preceding or after the date of such transaction the same security was purchased or sold, or was being considered for purchase or sale, by Dreyfus or its affiliates (including any Fund or other account managed by Dreyfus or its affiliates), is required to report such personal securities transaction.
  In the event a personal securities report is required, it must be submitted to the Preclearance Compliance Officer not later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report must include the date of the transaction, the title (including the interest rate and maturity date, if applicable) and number of shares and principal amount of the security, the nature of the transaction (e.g., purchase, sale or any other type acquisition or disposition), the price at which the transaction was effected, the name of the broker or other entity with or through whom the transaction was effected and the date of the report. This reporting requirement can be satisfied by sending a copy of the confirmation statement regarding such transaction to the Preclearance Compliance Officer within the time period specified.

  “Interested” Board Members — Board Members who are “interested persons” of a Fund, as defined by the 1940 Act, are required to report their personal securities holdings and transactions. An initial holdings reports is required to be submitted to the Preclearance Compliance Officer not later than ten days after the individual becomes a Nonmanagement Board Member (which information must be current as of a date no more than 45 days prior to the date the individual became a Nonmanagement Board Member), and must be updated annually thereafter. These reports must include the title (including the interest rate and maturity date, if applicable) and number of shares and principal amount of each security (other than exempt securities) in which the Nonmanagement Board Member had any direct or indirect ownership interest when the individual became a Nonmanagement Board Member, the name of any broker or other entity with whom the security is held, and the date of the report. Personal securities transaction reports are required to be submitted to the Preclearance Compliance Officer not later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report must include the date of the transaction, the title (including the interest rate and maturity date, if applicable) and number of shares and principal amount of the security, the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, the name of the broker or other entity with or through whom the transaction was effected and the date of the report. This reporting requirement can be satisfied by sending a copy of the confirmation statement regarding such transaction to the Preclearance Compliance Officer within the time period specified.

Exceptions from Reporting Requirements

Notwithstanding the foregoing, securities transaction reports are not required for the following transactions:

  purchase or sales of “exempt securities” (as defined in the Glossary);

  purchases or sales effected in any account over which the Nonmanagement Board Member has no direct or indirect influence or control over the investment decision-making process (i.e., a non-discretionary account);

  transactions which are non-volitional on the part of the Nonmanagement Board Member (such as stock dividends); and

  transactions made pursuant to a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including the automatic reinvestment of dividends under a dividend reinvestment plan.

Monitoring of Reports and Sanctions; Confidential Treatment

The Preclearance Compliance Officer is required to monitor all personal securities holdings and transaction reports to determine whether any violations of this Code may have occurred. In the event of a violation of this Code, the relevant Fund’s Board shall consider what sanctions, if any, should be imposed. The Preclearance Compliance Officer will use his or her best efforts to assure that all personal securities holdings and transaction reports are treated as “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies and other parties within and outside BNY Mellon as are necessary to evaluate compliance with or sanctions under this Code.

Written Certification

On a basis no less frequently than annually, each Nonmanagement Board Member shall provide to the Preclearance Compliance Officer a written certification that the Nonmanagement Board Member has read and understands this Code and recognizes that he or she is subject to its terms and provisions. Each Nonmanagement Board Member shall further be required annually to certify in writing that he or she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

Preclearance Compliance Officer Reports

On a basis no less frequently than annually, the Preclearance Compliance Officer shall prepare a written report to each Fund’s Board which shall provide the following information:

  Any issues arising under this Code including, but not limited to, material violations of this Code committed by any Nonmanagement Board Member during the previous year and the sanctions imposed in response thereto; and

  A certification that the Fund has adopted procedures reasonably necessary to prevent the Fund’s Nonmanagement Board Members from violating this Code.

Notification to Nonmanagement Board Members

Each Fund shall provide a copy of this Code to the Fund’s Nonmanagement Board Members.

Fund Record Retention

Each Fund shall maintain for a six-year period in an easily accessible place the following records:

  A copy of this Code and any prior codes in effect during the past six years;

  A record of any violation of this Code by the Fund’s Nonmanagement Board Members and of any action taken as a result of such violation;

  A copy of each report and certification made by the Fund’s Nonmanagement Board Members pursuant to this Code;

  A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Code or who are or were responsible for reviewing these reports; and

• A copy of each report required under “Preclearance Compliance Officer Reports.”

Personal Record Retention

Each Nonmanagement Board Member is encouraged to retain in his or her personal files, for a period of at least six years, broker’s confirmations, monthly statements, or other appropriate information covering all personal securities transactions, and all transactions in securities effected by, for, or on behalf of any member of the Nonmanagement Board Member’s household, showing the amount of each security purchased or sold, the date of the transaction, the price at which it was executed, and the name and address of the executing broker or dealer, if any.

Approval and Amendment of this Code

As to each Fund, the Fund’s Board, including a majority of the Fund’s Independent Board Members, shall approve this Code and any material changes to this Code. Approval of this Code and any material changes hereto shall be based upon a determination that the Code contains provisions reasonably necessary to prevent Nonmanagement Board Members from engaging in conduct prohibited by Rule 17j-1 under the 1940 Act. Before approving this Code or any changes to this Code, the Fund’s Board must receive a certification from the Fund that the Fund has adopted procedures reasonably necessary to prevent Nonmanagement Board Members from violating this Code.

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GLOSSARY — Definitions

access person – As defined by Rule 17j-1 under the 1940 Act, “access person” generally includes, with respect to a registered investment company, any director or officer of such investment company, any director or officer of the investment adviser to the investment company, and any employee of the investment company or investment adviser who, in connection with his or her regular functions or duties, makes, recommends, participates in, or obtains information regarding, the purchase or sale of securities (other than exempt securities) by the investment company. Each Nonmanagement Board Member is therefore considered an access person of his or her respective Fund(s).

approval – written consent or written notice of nonobjection.
exempt securities – exempt securities are defined as:
o	direct obligations of the sovereign government of the United States (obligations of other instrumentalities of the U.S. government or quasi- governmental agencies are not exempt);
o	bankers’ acceptances;
o	bank certificates of deposit and time deposits;
o	commercial paper;
o

high quality short-term debt instruments having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality;

o	repurchase agreements;
o	securities issued by open-end investment companies (i.e., mutual funds) that are not exchange-traded funds (“ETFs”).

Note: the following are not exempt securities:

o	shares of hedge funds
o	shares of closed-end funds
o	shares of ETFs
o	shares of funds not registered in the United States

  indirect ownership – the securities laws of most jurisdictions attribute ownership of securities to someone in certain circumstances, even though the securities are not held in that person’s name. The definition of “indirect ownership” that follows is used to determine whether securities held other than in your name are subject to the provisions of this Code. It was designed to be consistent with various securities laws; however, there can be no assurance that attempted adherence to this definition will provide a defense under any particular law.
  Moreover, a determination of indirect ownership requires a detailed analysis of personal and/or financial circumstances that are subject to change. It is the responsibility of each Nonmanagement Board Member to apply the definition below to his/her own circumstances. Any such determination should be based upon objective evidence (such as written documents), rather than subjective or intangible factors.

General Standard. Generally, you are the indirect owner of securities if, through any contract, arrangement, understanding, relationship or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”). The following is guidance on the application of this definition to some common situations.

Family Members. You are presumed to be an indirect owner of securities held by members of your immediate family who share the same household with you. “Immediate Family” means your spouse, your children (including stepchildren, foster children, sons-in-law, and daughters-in-law), your grandchildren, your parents (including stepparents, mothers-in-law and fathers-in-law), your grandparents and your siblings (including brothers-in-law, sisters-in-law and step brothers and sisters) and includes adoptive relationships. This presumption of ownership may be rebutted, but it will be difficult to do so if, with respect to the other person, you commingle any assets or share any expenses, you provide or receive any financial support, you influence investment decisions, you include them as a dependent for tax purposes or as a beneficiary under an employee benefit plan, or you are in any way financially codependent. Any attempt to disclaim indirect ownership with respect to family members who share your household must be based upon countervailing facts that you can prove in writing.

Partnerships. If you are a general partner in a general or limited partnership, you are deemed to own your proportionate share of the securities owned by the partnership. Your “proportionate share” is the greater of your share of profits or your share of capital, as evidenced by the partnership agreement. Limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.

Shareholders of Corporations. You are not deemed to own the securities held by a corporation in which you are a shareholder unless you are a controlling shareholder or you have or share investment control over the corporation’s portfolio.

Trusts. Generally, parties to a trust will be deemed indirect owners of securities in the trust only if they have both a pecuniary interest in the trust and investment control over the trust. “Investment control” is the power to direct the disposition of the securities in the trust. Specific applications are as follows:

Trustees: A trustee is deemed to have investment control over the trust unless there are at least three trustees and a majority is required for action. A trustee has a pecuniary interest in the trust if (i) the trustee is also a trust beneficiary, (ii) an immediate family member of the trustee (whether or not they share the same household) is a beneficiary, or (iii) the trustee receives certain types of performance-based fees.

Settlors: If you are the settlor of a trust (that is, the person who puts the assets into the trust), you are an indirect owner of the trust’s assets if you have a pecuniary interest in the trust and you have or share investment control over the trust. You are deemed to have a pecuniary interest in the trust if you have the power to revoke the trust without anyone else’s consent or if members of your immediate family who share your household are beneficiaries of the trust.

Beneficiaries. If you or a member of your immediate family who shares your household is a beneficiary of a trust, you are deemed to have a pecuniary interest in the trust and will therefore be deemed an indirect owner of the trust’s assets if you have or share investment control over the trust.

Remainder Interests. Remainder interests are those that do not take effect until after some event that is beyond your control, such as the death of another person. Remainder interests are typically created by wills or trust instruments. You are not deemed to be an indirect owner of securities in which you only have a remainder interest provided you have no power, directly or indirectly, to exercise or share investment control or any other interest.

Derivative Securities. You are the indirect owner of any security you have the right to acquire through the exercise or conversion of another security, such as any option, warrant or convertible security, whether or not presently exercisable.

  non-discretionary account – an account over which you have no direct or indirect control of the investment decision making process. Standard brokerage accounts generally are not deemed to be non-discretionary to the account owner, even if the broker is given some discretion to make investment decisions.

  Preclearance Compliance Officer. A person designated as the Fund's Preclearance Compliance Officer by the Fund's Chief Compliance Officer.